Exhibit 10.5

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into this 27th day of August, 2008 (“Effective Date”), by and between Cook Biotech Incorporated, an Indiana corporation having a place of business at 1425 Innovation Place, West Lafayette, Indiana 47906 (“Cook”), and AxoGen, Inc, a Delaware corporation having a place of business at 13859 Progress Blvd, Alachua, FL, 32615 (“Distributor”).

Recitals

1.	Cook is engaged in the business of designing, developing and manufacturing products, including the Product.

2.	Distributor is engaged in the business of developing, manufacturing and marketing nerve repair products and desires to exclusively import, distribute, and commercialize the Product in the Field within the Territory.

In consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I—Appointment

A.

Cook appoints Distributor, and Distributor accepts the appointment, as the exclusive independent distributor for Cook with the exclusive right to import, sell, market, advertise, promote and distribute the Product in the Field, throughout the world (“Territory”). “Product” means extra cellular matrix (“ECM”) technology, including but not limited to Small Intestinal Submucosa (“SIS”) technology: (i) in the form of the SurgisisTM Nerve Cuff and any changes, improvements or modifications thereto owned or controlled by Cook; (ii) in the form of a nerve wrap or patch, and any changes, improvements or modifications thereto owned or controlled by Cook; or (iii) in the form of any such other configurations agreed by the parties during the Term to be added to this Agreement in accordance with Article XIV(B) below. The Product also includes such other products that the parties may elect during the Term to add to this Agreement in accordance with Article XIV(B) below. “Field” means use of the Product in the peripheral nervous system and the central nervous system, and expressly excludes use of the Product in the oral cavity for endodontic and periodontal applications and oral and maxillofacial surgery solely as they relate to dental, soft or hard, tissue repair or reconstruction. Distributor shall purchase the Product from Cook as an independent distributor or contractor.

B.	Cook reserves the right to appoint one or more distributors to sell the Product within the Territory outside the Field, and may itself distribute the Product within the Territory outside of the Field, acting directly or through any of its Affiliates. Notwithstanding the foregoing, Cook shall not itself, through its Affiliates or through third parties import, distribute, use, commercialize the Product in the Field.

C.	Should Distributor fail to meet its obligations under this Agreement and fail to cure such failure within one hundred twenty (120) days of Cook’s written notice specifying such failure in reasonable detail, in addition to all other rights and remedies of Cook under this Agreement, Cook may itself, acting directly or through any of its affiliates and/or by appointment of one or more additional distributors, sell the Product in the Field within the Territory. In the event that Cook appoints additional distributors, Distributor’s appointment under Section I (A) above as the exclusive independent distributor shall automatically become non-exclusive and Distributor shall not be entitled to compensation, indemnification, or monetary or non-monetary relief for lack of exclusivity under the laws of any country or otherwise by virtue of Cook’s appointment of additional distributors in Field within Territory.

ARTICLE II—Representations and Warranties of Distributor

To induce Cook to enter into this Agreement, Distributor represents and warrants to Cook that Distributor:

(i)	is a legal entity duly organized and existing under the laws of the State of Delaware, and has full power, authority, and legal right to perform and observe the terms and conditions of this Agreement;

(ii)	at its sole expense, has obtained and throughout the Term will maintain all governmental and statutory permits, licenses, approvals (not including the Regulatory Approvals set forth in Article IV(D)), registrations and certificates and shall satisfy all governmental and other statutory requirements necessary for the importation, transport, sale, marketing, advertising, promotion and distribution of the Product in the Field within those countries in the Territory where Distributor shall distribute the Product (collectively “Governmental Approvals”);

(iii)	shall register itself in those countries within the Territory as Cook’s distributor if required by law in such countries;

(iv)	shall satisfy and comply with, and shall cause its agents, employees, contractors and sub-distributors to comply with, all Governmental Approvals and all laws, rules and regulations of each country within the Territory where Distributor distributes Product;

(v)	shall not incur any liability on behalf of Cook or attempt to pledge Cook’s credit, or describe or represent itself as Cook’s agent or legal representative; and

(vi)	shall not intervene or instigate any intervention with Cook’s authority to appoint other distributors within the Territory as provided in this Agreement.

ARTICLE III—Obligations of Distributor

During the Term, Distributor at its own expense shall:

(i)	not agree with or consent to any modification of the Product without the prior written consent of Cook;

(ii)	provide Cook, upon request and in a timely manner, with the opportunity to review copies of documents issued or received in connection with obtaining, maintaining or complying with the Governmental Approvals, but only to the extent such documents relate to Distributor’s obligations under this Agreement;

(iii)	use its commercially reasonable efforts to promote, solicit, and expand the sale of the Product within the Field in the Territory, and use its commercially reasonable efforts to not promote or solicit the sale of the Product for use outside of the Field unless agreed by the parties;

(iv)	immediately cease the sale or distribution of the Product to any person or entity who Distributor has actual knowledge of purchasing the Product for use or distribution to a third party outside the Field;

(v)	during normal business hours upon reasonable notice allow a certified public accountant representing Cook, and reasonably acceptable to Distributor and who enters into a reasonable confidentiality agreement with Distributor, to visit the offices of Distributor to inspect books and records directly related to Distributor’s activities hereunder in sufficient detail to verify compliance by Distributor with its obligations under this Agreement. For clarity, such accountant shall only provide Cook with an assessment of whether Distributor has met its obligations and if not, the extent of such noncompliance;

(vi)	submit a report to Cook once per calendar year, presenting such information related to the Product and its distribution in sufficient detail to verify compliance by Distributor with its obligations under this Agreement, including but not limited to Governmental Approvals, in a format to be mutually agreed upon by the parties;

(vii)	immediately inform Cook in writing of, and render such reasonable assistance to Cook, at Cook’s sole expense, including all internal and external costs associated with the following, as Cook may reasonably request in connection with the investigation and resolution of, all complaints, adverse experience or vigilance reports, warranty claims, other claims and other feedback made by customers or governmental authorities in connection with the Product;

(viii)	not make any warranty with respect to the performance or efficacy of the Product other than the warranties under Article VI;

(ix)	maintain records which identify all purchasers of the Product to the extent Distributor deems it possible to do so. Such records, to the extent commercially reasonable, shall include the name, address and telephone number of the purchaser, the type and quantity of the Product sold to such purchaser, the date the Product was sold, the lot number of the Product sold, and the amount billed and received from such purchaser of the Product. All such records shall be maintained so that they can reasonably be made accessible to Cook solely upon an adverse event or recall order and such shall remain available for such purposes to Cook in case of expiration or termination of this Agreement, for a period of six (6) months following the expiration or termination of this Agreement. All of the items noted above shall be maintained and provided to the extent permissible by applicable laws and under Distributor’s confidentiality obligations to third parties under agreements existing on the Effective Date of this Agreement;

(x)	handle and store or warehouse all the Product in a manner that can reasonably be expected to prevent both (a) contamination or physical damage to the Product, and (b) any adverse effect to the Product caused by light, temperature or humidity, Distributor shall with the cooperation of Cook establish written procedures for warehouse control and distribution of Product to assure that environmental conditions are controlled, that the oldest Product kept in storage shall be distributed first, and that separate lots of Product shall be kept separately, according to lot numbers. All records shall be maintained by Distributor so that they are reasonably accessible to Cook for inspection in accordance with terms of this Agreement. Distributor shall segregate all Product it is storing from any product manufactured or sold to it by third parties;

(xi)	cooperate with Cook in connection with any hold, stop distribution or recall order issued in connection with the Product in Distributor’s control;

(xii)	maintain product liability, general public liability, employment, and property damage insurance against any claim or claims relating to the Product that may be asserted in connection with Distributor’s marketing, handling and distribution of the Product, in amounts reasonably acceptable to Cook and naming Cook as an additional insured. Distributor shall deliver to Cook an insurance certificate demonstrating the foregoing coverage upon Cook’s reasonable request;

(xiii)	comply with all applicable laws, rules and regulations of each country within the Territory where Distributor distributes the Product, including (a) the United States federal anti-kickback statute (42 U.S.C. §1320a-7(b)) and the related safe harbor regulations, and (b) the Limitation of Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. § 1395nn);

(xiv)	not directly or indirectly use any payments, discounts, or other benefits received from Cook or any proceeds derived from the sale or distribution of Product to make any payment or political contribution to an agent, employee, or representative of any foreign government, foreign governmental agency, or other organization directly or indirectly owned or controlled by any foreign government in compliance with the US Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.)

(xv)	Distributor will comply with all applicable regulatory laws, rules and requirements of the regulatory authorities of the Territory in which Distributor markets and sells Product, including but not limited to those concerning traceability, reporting and record keeping (e.g. complaints, adverse reactions, recall information). Distributor will promptly report to Cook in writing any Adverse Events of which Distributor becomes aware. Distributor will provide to Cook information in its possession regarding the adverse event for Cook to perform expedited and periodic reporting of Adverse Events to the applicable governmental authority. At Cook’s request, Distributor will provide Cook with copies of all relevant information in its possession to report Adverse Events.

ARTICLE IV—Representations and Obligations of Cook

A.	Cook shall provide Distributor with prompt written notice of any proposed change, improvement or modification that may require the approval of the FDA or a similar regulatory agency in any other jurisdiction within the Territory that Cook plans to incorporate in the Product and of the anticipated effect thereof on performance. Cook shall not incorporate any change, improvement or modification that would require approval of, or that would reasonably be expected to require the approval of, any applicable governmental regulatory authority in the Territory (including the FDA) or that would reasonably be expected to affect the end-user customer’s perception of the Product without written consent of Distributor which consent shall not be unreasonably withheld.

B.	During the Term, Cook shall exclusively sell the Product to Distributor for sale and distribution in the Field in the Territory and subject to the terms and conditions of this Agreement, but retains the right to sell the Product itself or through third parties, in each case outside the Field.

C.

Cook shall be responsible for all processing of information related to any Adverse Events, including, without limitation, any information regarding such Adverse Events that is forwarded by Distributor from a third party, related to the Product and for all expedited and periodic reporting of such events to the FDA or other applicable governmental authority in the Territory in accordance with all applicable laws and regulations. For purposes of this Agreement, “Adverse Events” means any adverse event associated with the use of the Product in humans. It includes an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests. It also includes an adverse event occurring from Product misuse (whether accidental or intentional), from Product abuse, or from Product rejection, as well as any toxicity, sensitivity, failure of expected therapeutic effect, or laboratory abnormality which is or is thought by the reporting party to be serious or associated with relevant clinical signs or symptoms.

D.	During the Term, Cook shall: i) maintain in its own name and at its own expense, the Regulatory Approvals that Cook has obtained as of the Effective Date for the Product in the United States, and file, update, or revise in its own name and at its own expense, Regulatory Approvals required for changes, modifications, improvements made to the Product, in the United States (“Initial Countries”); and ii) be responsible, at its sole expense, for filing, obtaining and maintaining the Regulatory Approvals required for the manufacture, transport, and sale of the Product in each of the countries listed on Exhibit C to this Agreement, unless otherwise agreed by the parties for any particular Product, and in any other country within the Territory that the parties agree in writing that Distributor should sell a form of the Product, according to a commercially reasonable timetable agreed to by the parties in writing. Notwithstanding anything herein, Cook shall agree to add a country in the Territory upon Distributor’s request if sales of Product is commercially reasonable. Distributor agrees to use reasonable efforts to assist Cook in obtaining Regulatory Approvals as and when needed. Such Regulatory Approvals shall be sought and obtained by Cook in Cook’s own name and shall be owned by Cook. “Regulatory Approval” shall mean the approval, and all governmental permits or other administrative law prerequisites necessary or desirable in obtaining the approval, required by the FDA, or the equivalent agency or governmental authority in any national jurisdiction, for commercial sale of the Product in the Field in a given country, including but not limited to, any pre-clinical and clinical trials. In addition to Cook’s conformance to the requirements of Regulatory Approval of Product, Cook shall comply with all applicable regulatory requirements of the FDA or the equivalent regulatory authority in any jurisdiction in the Territory governing the processing and distribution of the Product in the Field in the Territory during the Term of this Agreement.

E.	Cook shall indemnify Distributor for any third party claims against Distributor to the extent such claims are based on the sale of the Product to, or for the ultimate use or benefit of, customers within the Field and Territory by distributors other than Distributor which Cook directly or indirectly authorizes to promote, market, solicit, or undertake the sale of the Product. Where Cook appoints additional distributors for the Product, other than pursuant to Section I(C), Cook shall compensate Distributor for a reasonable profit on its lost sales of the Product during the Term due to sales to customers within the Field and Territory by other distributors that Cook directly authorizes to promote, market, solicit, or undertake the sale of the Product; provided that as soon as Axogen becomes aware of any such other distributor, Axogen provides Cook with prompt notice of such other distributor together with any evidence of such sales in the Field and Territory by such distributor that it may have and a ninety-(90) day period in which to cure. Entities that sell, resell or otherwise transfer Product ultimately supplied to Distributor shall not be considered a “distributor” with respect to such acts.

F.

In the event that a Product is alleged to infringe, or is determined by an appropriate judicial body to infringe, a valid and enforceable claim of a third-party patent in a given country in the Territory, then Cook will use commercially reasonable efforts, at its own expense, to (i) procure the right to continue to provide Distribution with respect to such Product in such country; (ii) replace such alleged or actual infringing Product with a functionally similar non-infringing Product; or (iii) modify such alleged or actual infringing Product in a manner that results in a non-infringing Product. The choice among clauses (i-iii) shall be made by Cook in its sole discretion, however, to the extent that Distributor elects to share in such expenses, Cook agrees to give good faith consideration to other reasonable proposals by Distributor to remedy the alleged infringement. Notwithstanding the foregoing, nothing in this

Agreement is to be construed to prevent Cook from reducing or withdrawing any or all of the Product from manufacture and/or commercialization and/or terminating this Agreement with respect to such Product in any country within the Territory based on an allegation or a judgment that such Product infringes a third party patent.

G.	Cook agrees to undertake and to cause its suppliers, if any, to undertake such quality control and inspection procedures as required by the FDA (“Quality Plan”). Cook will, upon written request of the Distributor, share its Quality Plan with the Distributor prior to delivery of the initial product order and on an annual basis thereafter. Distributor shall have the right (at its expense) from time to time, but no more frequently than once a calendar year, and upon reasonable advance written request and during normal business hours, to inspect the facilities of Cook and any manufacturing facilities, storage/handling facilities and any other facilities or entities used by Cook or third parties on behalf of Cook for the supply, manufacture and storage of the Product to review their compliance with the requirements of Section 351 of the Public Health Services Act that apply to the Product and all other applicable laws and regulations for such Product in the United States or comparable laws and regulations of foreign regulatory authorities for countries in which the parties have agreed hereunder that Cook should sell Product; provided, however, if during the course of any such inspection Distributor determines that Cook is not in compliance with the requirements of the Quality Plan, including but not limited to compliance with Section 351 of the Public Health Services Act that apply to the Product or any other applicable laws and regulations that apply to the Product or comparable regulations of foreign regulatory authorities for countries in which the parties have agreed hereunder that Cook should sell Product (a “Non-Compliant Item”), Distributor shall be permitted to perform such additional inspections within a calendar year as are required for the sole purpose of confirming that Cook has corrected and is then in compliance with any Non-Complaint Item discovered in Distributor’s immediately preceding inspection. Any information that Distributor learns in the course of such inspections shall be deemed the Confidential Information of Cook, subject to Distributor’s confidentiality obligations hereunder, may be used by Distributor for the sole purpose of ensuring compliance by Cook with its obligations under this Article IV(G), and may not be otherwise used or disclosed by Distributor without the prior written consent of Cook. Cook shall not be required, in the course of such inspections to reveal any trade secrets to Distributor. Distributor agrees to work with Cook in order to assist its compliance with Section 351 of the Public Health Services Act as it applies to the Product and other applicable laws and regulations.

H.	Cook, at its own expense, and upon Distributor’s written request, shall provide Distributor with the materials and services described below in the English language, and, if available, in other applicable languages:

(i) technical advice relating to the use of Product;

(ii) manage, with Distributor’s cooperation and assistance (such cooperation to be provided by Distributor at no charge to Cook), customer complaints, including but not limited to, complaints regarding manufacturing, design, packaging, and shipment (for shipment from Cook to Distributor) problems, including Adverse Events; and

(iii) reasonable quantities of representative samples as reasonably required for meetings within the Territory, including demonstration samples for meetings attended by physicians in which Product is demonstrated to the physicians by or for the Distributor.

Distributor shall assume sole responsibility, at Distributor’s cost, for translating said materials into languages other than English spoken in the Territory (“Language”) and Distributor shall provide copies of all translations of all such material to Cook at a reasonable charge sufficient to cover Distributor’s reasonable reproduction and mailing expenses incurred in providing such materials to Cook. Distributor acknowledges that all rights, including without limitation copyrights, subsisting in the translations shall be the sole property of Cook.

I.	To induce Distributor to enter into this Agreement, Cook represents and warrants to Distributor that Cook:

(i) is a legal entity duly organized and existing under the laws of the State of Indiana, and has full power, authority, and legal right to perform and observe the terms and conditions of this Agreement;

(ii) at its sole expense, has obtained and throughout the Term will maintain all governmental and statutory permits, licenses, approvals, registrations and certificates and shall satisfy all governmental and other statutory requirements necessary for the manufacture of the Product by Cook in the United States and the delivery of the Product to Distributor in the United States for use in the Field;

(iii) shall satisfy and comply with, and shall cause its agents, employees, contractors and sub-distributors to comply with, all Governmental Approvals and all laws, rules and regulations of each country within the Territory where Distributor and Cook agree in writing that Distributor shall distribute the Product; and

(iv) shall not incur any liability on behalf of Distributor or attempt to pledge Distributor’s credit, or describe or represent itself as Distributor’s agent or legal representative.

ARTICLE V—Orders, Prices Forecasts and Minimum Purchases

A.	Distributor shall submit all orders for the Product to be purchased by Distributor directly to Cook in writing and Cook shall be bound to accept any such order unless such order does not comply with this Agreement, such non-compliance including but not limited to, a case in which the parties have not agreed in writing on the Specifications (as defined in Section A of Article VI) of the Product in Exhibit B, as set forth in Section V(F) below).

B.	Cook shall sell the Product to Distributor per pricing listed in Exhibit “A” (“Purchase Price”). Upon thirty (30) days written notice to Distributor, Cook may adjust the price of the Product during the Term to reflect [**]. In no event shall Cook make such an adjustment more than once in any given twelve month period, and [*]. If Cook claims a Greater Increase Condition exists, Distributor may audit the claimed Greater Increase Condition in the following manner: During normal business hours upon reasonable notice Cook will allow a certified public accountant representing Distributor and reasonably acceptable to Cook and who enters into a reasonable confidentiality agreement with Cook, to visit the offices of Cook to inspect books and records directly related to the Greater Increase Condition in sufficient detail to verify the existence of the Greater Increase Condition. In the event the claimed Greater Increase Condition is shown not to exist, Cook will reimburse Distributor for the reasonable cost of such audit and the Purchase Price will not be adjusted for the claimed Greater Increase Condition. “Consumer Price Index” means the consumer price index for all urban consumers as published by the Bureau of Labor Statistics of the U.S. Department of Labor or any successor agency that assumes responsibility for the preparation of such index. Nothing contained in this Agreement shall preclude Distributor from setting its own resale price.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

C.	Cook shall pack the Product with regularly used packing material, shall label the Product in accordance with Distributor supplied label content and formatting conforming to governmental regulation, and shall ship the Product to Distributor in finished packaged form ready for sale to end-users, DDP (Incoterms 2000) AxoGen’s facility in the United States. Title to the Product shall pass to Distributor when delivered to AxoGen’s facility in the United States pursuant to the terms set forth above.

D.	Distributor shall pay Cook for the Product net thirty (30) days from the date of the receipt of proper invoice for the Product where such invoice shall be delivered along with the relevant shipment of Product. Cook shall pay all shipping charges, taxes, fees, levies and other payments or charges (and any related interest and penalties) required in connection with the sale, transfer of ownership and importation, excluding duty, of the Product. Distributor shall pay all costs associated with duty, distribution, marketing and resale of the Product (“Fees”).

E.	All payments by Distributor shall be made in United States dollars at the address of Cook hereinafter specified or such other place as Cook may designate from time to time, or by wire transfer to the bank account which Cook may indicate in writing. At Cook’s sole discretion, any undisputed amount not paid by Distributor within thirty (30) days from the date of the receipt invoice shall bear interest at the rate of prime (as established by The Wall Street Journal, Eastern Edition) per annum or at such lesser rate equal to the highest legal rate permitted by the laws of the Territory from the date when payment was due until the date of complete payment.

F.	Commencing after a Product development review period not to exceed one-hundred-eighty (180) days from the Effective Date in which the parties shall agree in writing on the Specifications (as defined in Section A of Article VI) of the Product in Exhibit B, and on or about the first day of each month thereafter throughout the Term, Distributor shall provide to Cook in writing a forecast of Distributor’s estimated requirements for quantities of the Product for the next succeeding twelve (12) month period (“Long Range Forecast”). The forecast for the first three (3) months of the Long Range Forecast, shall be deemed a binding obligation on the parties (“Binding Forecast”), provided, that Cook shall have the right to reject any portion of the Binding Forecast that exceeds the Binding Forecast for such month previously provided in the Long Range Forecast. Along with the written Long Range Forecast provided to Cook under this Article V(F), Distributor shall issue purchase orders to Cook for the quantities of the Product specified in the Binding Forecast. In no event shall Cook be obligated to (a) accept an order for a quantity of the Product for any single month which is in excess of two hundred percent (200%) of the forecast for such month set forth in the immediately preceding Binding Forecast, or (b) deliver to Distributor in any three (3) month period greater than One Hundred Fifty Percent (150%) of the quantity of the Product set forth in the Binding Forecast for that period. Notwithstanding the foregoing, Cook shall use commercially reasonable efforts to deliver quantities of the Product ordered by Distributor in excess of the Binding Forecast during the Term. In the event Distributor purchases less than the Binding Forecast quantity, and Cook has manufactured such quantity, in any calendar month during the Term, then, Distributor shall pay Cook an amount equal to the difference between the Purchase Price for the Product actually purchased by Distributor in such month and the Purchase Price for the Binding Forecast quantity for such month and Cook shall deliver the quantity of the Product corresponding to such payment to Distributor.

G.	During each twelve (12) month period during the Term commencing after July 1, 2009 (“Year”), Distributor shall purchase a minimum quantity of the Product from Cook at the Purchase Price set forth on Exhibit A, which minimum quantity shall be agreed upon by the parties within one (1) year from the Effective Date and which may be adjusted from time to time upon prior written agreement of the parties (“Minimum Quantity”).

H.	In the event Distributor fails to purchase the Minimum Quantity in any Year, and such failure is not due to Cook’s inability to supply the Product to meet the Minimum Quantity or any other reasonable factor outside the control of Distributor, Cook shall notify Distributor of such failure and Distributor, within thirty (30) days of receipt of such notice, shall pay Cook, as a remedy for Distributor’s default, and not as a penalty, fifty percent (50%) of the difference between the purchase price of the Minimum Quantity and the purchase price of the Product purchased by Distributor during such Quarter and Cook shall deliver the quantity of the Product corresponding to such payment to Distributor. In the event Distributor pays Cook the difference within thirty (30) days after receipt of such notice, Distributor shall no longer be deemed in default under this Agreement. In the event Distributor fails to make such payment within the applicable time period, then Cook, at its option, and in addition to all other remedies available to Cook under this Agreement, may, within thirty (30) days of the end of such period, terminate this Agreement immediately upon written notice to Distributor.

I.	Cook shall maintain at its facility for Distributor a minimum of (2) two months inventory of Product based on the Binding Forecast. Cook shall use reasonable efforts to fill Product Orders on a “FIFO” basis from the inventory. In the event Cook fails to fulfill a product order that is a Binding Forecast, in addition to all other remedies available to Distributor, Cook will credit the amount of the shortfall in delivery against the Minimum Quantity of Product that Distributor must purchase for that year.

ARTICLE VI—Warranties

A.	Cook warrants that the Product (i) is manufactured in accordance with all applicable international, national, regional and local laws and regulations (including, but not limited to, jurisdictions in which regulatory approval or clearance for the Product has been obtained ), including, but not limited to, cGMP as established by the United States Food & Drug Administration (ii) is true to label when packaged and delivered to Distributor, (iii) is free from defects in materials and workmanship, (iv) conform to the manufacturing specifications listed in Exhibit “B” (“Specifications”), and (iv) shall have a minimum shelf life of fourteen (14) months from date of delivery. In addition, Cook warrants that: (x) it has clear and good title to the Product and the Product shall be delivered free of liens and encumbrances, (y) it has the right under Cook’s intellectual property to grant the rights hereunder, including the rights to import, sell, market, advertise, promote and distribute the Product in the Field within the Territory, and (z) to the best of Cook’s knowledge, as of the Effective Date of this Agreement, the manufacture, use or sale (excluding any method of sale patents) of the ECM technology or SIS technology does not itself infringe any US patent rights of any third party. Cook does not warrant either a good effect or against an ill effect following use of Product. The term of this warranty shall in no event extend beyond the later of (a) the stated expiration date on such Product, or (b) the term of the warranty set forth in Product packaging or inserts or (c) one (1) year from delivery to Distributor.

B.	THE WARRANTIES SET FORTH IN ARTICLE (VI)(A) ABOVE ARE EXCLUSIVE AND IN LIEU OF AND SHALL SUPERSEDE ALL OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. COOK ACKNOWLEDGES THAT THE IMMEDIATELY PRECEDING SENTENCE DOES NOT RESTRICT OR REMOVE WARRANTIES THAT EXPRESSLY MAY NOT BE RESTRICTED OR REMOVED BY OPERATION OF LAW. NO REPRESENTATIVE OF COOK MAY ORALLY CHANGE ANY OF THE FOREGOING AND DISTRIBUTOR ACCEPTS THE PRODUCT SUBJECT TO THE TERMS HEREOF.

C.	Except as provided for in Article XIII(B), Distributor’s sole and exclusive remedy for any Claim is replacement of any nonconforming Product. “Claim” means any cause of action arising by reason of or in connection with this Agreement, or the sale, importation, distribution, purchase, delivery or use of the Product, regardless of whether such claim is based on tort law, breach of contract, breach of warranty or any other legal or equitable theory. Under no circumstances shall Cook be liable for loss of use, lost profits or any other collateral, special, consequential, punitive or other damages, losses, or expenses in connection with or by reason of any Claim. Any lawsuit asserting any Claim by Distributor against Cook must be brought within one (1) year and one (1) day after shipment of the alleged non-conforming the Product to Distributor or such Claim shall be forever barred; provided, that such one (1) year and one (1) day period shall not apply to latent defects which could not be discovered in such period.

D.	Cook’s warranty obligations shall apply only to Product manufactured or distributed by Cook, and under no circumstances shall extend to Product manufactured and/or distributed by third parties. The only warranties applicable to Product manufactured and/or distributed by third parties shall be the warranties, if any, of the third-party manufacturer.

E.	Cook may request the return of any alleged non-conforming Product in order to substantiate a claim under its warranties, and Distributor, at Cook’s sole expense, shall return such Product if Distributor has such Product in its possession or has reasonable access to same.

ARTICLE VII—Trademarks and Trade Names

A.	Distributor acknowledges Cook’s exclusive right, title and interest in the trademarks and trade names listed in all catalog and product sheets issued by Cook (collectively “Trademarks”), and Distributor shall not at any time do or cause to be done any act or thing which directly or indirectly challenges, impairs or adversely affects the Trademarks or Cook’s goodwill therein. Distributor shall not acquire any right, title, or interest in the Trademarks by virtue of the execution, performance or termination of this Agreement. Distributor shall not use any Trademark, without Cook’s prior written consent. Any goodwill resulting from Distributor’s use of the Trademarks shall inure to the benefit of Cook.

B.	Except as provided expressly herein, Distributor may not use the Trademarks or Cook’s name in connection with the importation, marketing, distribution and sale of the Product. Distributor shall not use or adopt the Trademarks or any confusingly similar word or symbol as part of its company name. Distributor shall submit to Cook for approval, prior to use, distribution, or disclosure of any advertising, promotion or publicity media in which Cook’s name or the Trademarks are to be used. The package label for Product processed by Cook and delivered pursuant to this Agreement shall be designed by Distributor and follow applicable laws and regulations including stating “Manufactured by Cook” or variations thereof in small print. Distributor shall be responsible for all costs of repackaging and re-labeling the Product and any revision of the Product brochures and other educational materials, to the extent such repackaging, re-labeling and/or revisions are required due to Distributor Trademark issues that arise with respect to the Product. Cook shall be responsible for all costs of repackaging and re-labeling the Product and any revision of the Product brochures and other educational materials, to the extent such repackaging, re-labeling and/or revisions are required due to Trademark issues that arise with respect to the Product. Notwithstanding the foregoing, Cook shall have the right to review and request the correction or deletion, at Distributor’s expense, of any misleading, or false material from any such media. Distributor will be solely responsible, at its sole expense, for, and except as otherwise provided in this Agreement, shall have the sole right to make all decisions and determinations with respect to marketing and sales of the Product in the Field in the Territory, all subject to and in compliance with all applicable laws and regulations and the terms and conditions of this Agreement.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

C.	Cook reserves the right to bring such legal action in the courts or administrative agencies of any country within the Territory as may be required to prevent the infringement, imitation, unauthorized sale, purchase or distribution, illegal use, or misuse of the Trademarks, Cook’s name or the Product. Distributor promptly shall notify Cook of any infringement, imitation, unauthorized sale, purchase or distribution, illegal use, or misuse of the Trademarks or the Product which comes to Distributor’s attention, and shall render any assistance which Cook may reasonably request in protecting the Trademarks and the unauthorized sale, purchase and distribution of the Product.

D.	Cook acknowledges Distributor’s exclusive right, title and interest in the trade name that Distributor uses for the Product (provided such trade name does not use or incorporate or adopt any of the Trademarks or Cook’s company names or any confusingly similar word or symbol), its trademarks and trade names listed in product sheets issued by Distributor (collectively “Distributor Trademarks”), and Cook shall not at any time do or cause to be done any act or thing which directly or indirectly challenges, impairs or adversely affects the Distributor Trademarks or Distributor’s goodwill therein. Cook shall not acquire any right, title, or interest in the Distributor Trademarks by virtue of the execution, performance or termination of this Agreement. Cook shall not use any Distributor Trademark, without Distributor’s prior written consent. All goodwill resulting from Cook’s use of the Distributor Trademarks shall inure to the benefit of Distributor. Distributor hereby grants Cook a limited license to and shall use the Distributor Trademarks in accordance with Distributor’s instructions and in connection only with the package label for Product processed by Cook and delivered pursuant to this Agreement, and any other printed material related thereto. Cook will have no liability under this Agreement for any delay or failure to perform its obligations hereunder to the extent that such delay or failure is due to Distributor’s failure to provide clear, timely and reasonable instructions with respect to Cook’s use of Distributor’s Trademarks in connection with the Product.

ARTICLE VIII—Sub-distributors

Distributor may, upon the prior written approval of Cook which will not be unreasonably withheld, conditioned or delayed, appoint sub-distributors for the Product, provided all sub-distributors agree in writing to comply with all of material obligations imposed on Distributor under this Agreement; provided however, all orders for Product from sub-distributors shall be submitted to Cook by and through Distributor, who shall be responsible for paying Cook for such Product in accordance with the terms and conditions set forth in this Agreement. No such sub-distribution agreement shall contain any provision which would cause it to extend beyond the terms of this Agreement. Distributor shall give Cook prompt notification of the identity and address of each sub-distributor with whom it concludes a sub-distribution agreement and shall supply Cook with a copy of each such agreement.

ARTICLE IX—Confidentiality

A.

“Confidential Information” of a Disclosing Party (defined below) shall mean all data, specifications, marketing materials, formulae, records, sales manuals, customer lists, mailing lists, letters, technical documents, brochures, price lists and all other material, with respect to the Product and whether written, oral or electronic, provided to or obtained by the Receiving Party (defined below) or an Affiliate (defined below) of the Receiving Party relating to the Disclosing Party or an Affiliate of the Disclosing

Party, provided that Confidential Information shall not include: (a) such information which was lawfully in the Receiving Party’s possession or control prior to the time such information was disclosed to it by the Disclosing Party, (b) such information that was developed by the Receiving Party without the Receiving Party having access to such information, (c) such information which was lawfully obtained by the Receiving Party from a third party under no obligation of confidentiality to the Disclosing Party , (d) such information which was at the time it was disclosed or obtained by the Receiving Party, or thereafter became, publicly known otherwise than through a breach by the Receiving Party of its obligations to the Disclosing Party, (e) is independently developed by the Receiving Party as evidenced by contemporaneous written documentation, or v) is required by law or regulation to be disclosed (including, without limitation, in connection with FDA or CE Mark filings), provided that the Receiving Party uses reasonable efforts to notify the Disclosing Party to provide an opportunity to restrict its disclosure and to obtain confidential treatment, or vi) is disclosed to auditors as part of a quality control or similar audit. “Affiliates” shall mean any person or entity controlled by, controlling, or under common control with a party, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least thirty percent (30%) (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a person (Affiliates of Cook shall include, but not necessarily be limited to, Cook Group Incorporated). During the Term of this Agreement and for a period of three (3) years after its expiration or termination, the Receiving Party shall: (i): not at any time disclose Confidential Information of the Disclosing Party to any person or entity without the Disclosing Party’s prior written approval, and (ii) use the Confidential Information of the Disclosing Party only to carry out its obligations under this Agreement and for the benefit of the Disclosing Party.

B.	Notwithstanding the foregoing, a party (“Receiving Party”) may disclose Confidential Information without the other party’s (“Disclosing Party”) prior written approval to the Receiving Party’s employees and sub-distributors who must know the same for purposes of fulfilling such party’s obligations under this Agreement; provided, however, that each party shall cause all such employees, affiliates and sub-distributors to comply with the provisions of this Article IX. Upon the request of the Disclosing Party, the Receiving Party, at its sole cost and expense, diligently shall pursue any claim, action in law or equitable remedy necessary to enforce the foregoing obligation, or obtain damages for breach of the foregoing obligation by any third party. All such damages obtained for breach of the foregoing obligations shall be paid to the Disclosing Party.

C.	Upon request of the Disclosing Party or in the event of expiration or termination of this Agreement for any reason, the Receiving Party shall promptly return to the Disclosing Party all Confidential Information.

ARTICLE X—Term, Expiration and Termination; Survival of Provisions

A.	The term of this Agreement commences on the Effective Date and continues in full force and effect for a period of (7) seven years thereafter unless extended by mutual agreement of the parties or earlier terminated in accordance with this Article X (“Term”).

B.	Either party may terminate this Agreement, effective immediately, without demand or judicial resolution, upon written notice to the other party, in the event of any of the following:

(i)	a breach of any obligation to pay money under this Agreement, unless such obligation is disputed in good faith by the non-paying party, which breach is not cured within thirty (30) days after receiving written notice of such breach from the non-breaching party;

(ii)	a breach of any non-monetary representation or warranty or obligation contemplated in this Agreement, which breach is not cured within sixty (60) calendar days after receiving written notice of such breach from the non-breaching party;

(iii)	the other party’s inability to pay its debts as the same become due; any assignment by the other party for the benefit of its creditors; the appointment of a receiver, liquidator, or committee of creditors for all or substantially all of the other party’s business or assets; the filing of a petition for voluntary or involuntary bankruptcy or similar proceeding by or against the other party or the liquidation of the other party;

(iv)	the expropriation, confiscation, or nationalization of all or substantially all of the other party’s business or assets;

(v)	on a country-by-country basis, the introduction of any bill in the legislature of any national or governmental subdivision or the passage or issuance of any provision, statute, decree, order, notice, rule or document having the force of law within any country within the Territory granting independent sales representatives, distributors, or dealers the right to receive extra contractual indemnification from principals upon the latter’s termination or refusal to renew applicable agreements between the parties; or

(vi)	on a country-by-country basis, any change in the law which restricts, limits or prohibits the importation, sale, marketing or distribution of Product.

C.	Distributor may terminate this Agreement, without cause, at any time upon sixty (60) days prior written notice of termination to Cook. Cook may terminate this Agreement at any time upon written notice to Distributor with respect to any Product in any and all countries within the Territory based on: i) a third party allegation or a judgment issued by a court of proper jurisdiction that such Product infringes a third party patent not licensed to Distributor in a country where such Product is being marketed, provided, that such termination shall not terminate Cook’s obligations pursuant to Section F of Article IV; or ii) in the event that the parties fail to reach an agreement as to Minimum Quantities under Article V(G), Distributor’s failure to generate commercially reasonable sales of Product as measured by sales similar to a competitive product at the same stage in its commercial launch as verified by a mutually acceptable third-party.

ARTICLE XI—Consequences of Expiration or Termination

A.	On expiration or termination of this Agreement for any reason, all rights granted herein to Distributor and sub-distributors, if any, hereunder will immediately cease. Upon such expiration or termination, Distributor, at the request and sole expense of Cook but for no additional consideration or remuneration except for any governmental transfer fees, shall assign to Cook or its designee all Governmental Approvals owned or controlled by Distributor that were obtained at Cook’s sole expense, to the extent permitted by governmental authority, and/or fully cooperate with Cook at Cook’s expense in obtaining any other Governmental Approvals in the name of Cook or its designee.

B.	Sections III(ix) and III(xi), and Articles II, IV, VI, VII, IX, XI, and XIV of this Agreement shall survive its expiration or termination.

C.	In addition, the following terms and conditions shall survive the expiration or termination of this

Agreement and be continuous obligations of Distributor:

(i)	all the Product that is in good and marketable condition that is owned by Distributor, including the inventory held by Cook under Section V(I) of this Agreement, as of the date of expiration or termination may for a period of six (6) months following such expiration or termination be sold by Distributor under the terms and conditions of this Agreement, as if the same were still in full force and effect, provided that such sell-off occurs at Distributor’s regular selling price;

(ii)	or at Cook’s election, all the Product owned by Distributor before or after the effective date of expiration or termination may be resold to Cook for the original net price paid by Distributor, FCA (Incoterms 2000) Cook or such place of business within the Territory as Cook shall designate;

(iii)	all Product owned by Distributor as of the date of expiration or termination or acquired by Distributor after termination or expiration shall under no circumstances be sold at a price below the highest price charged by Distributor for such Product immediately prior to the expiration or termination of this Agreement;

(iv)	all the Product in Distributor’s possession or control which has not been paid for by Distributor shall be shipped to Cook, FCA (Incoterms 2000) Cook or such place of business within the Territory as Cook shall designate;

(v)	all catalogs, brochures, promotional literature, films, drawings, specifications, technical documents, sales manuals, customer account lists, invoices, mailing lists, letters, papers, and similar materials relating to the Product and obtained from Cook or Affiliates and in Distributor’s possession or control on expiration or termination of this Agreement or received thereafter by Distributor shall be returned to Cook, together with any copies and translations of the same; provided, that Distributor may retain one (1) copy of the same in its legal files and subject to the provisions of Article IX above; and

(vi)	neither party shall have any claim against the other party for compensation nor indemnification on account of such party’s loss of present or prospective profits from sales or anticipated sales of Product; expenditures, investments, or commitments made in connection with such sales or anticipated sales or the establishment, development, or maintenance of such party’s business; including, without limitation, increased good will, profits, sales volume or number of customers to the past, present or future benefit of such other party, or post-expiration or post-termination reorganization, personnel displacement or severance expenses, or any statutory rights to indemnification, damages, or other compensation.

ARTICLE XII—Notices

A.	For purposes of serving notices, requesting approvals, granting authorizations, or transmitting any correspondence related to this Agreement, the addresses of Cook and Distributor shall be the addresses set forth below. Either party may change its address on written notice to the other party.

Cook:	Cook Biotech Incorporated	Distributor:	AxoGen, Inc.
	1425 Innovation Place		13859 Progress Blvd
	West Lafayette, IN 47906		Alachua, FL, 32615
	Attn: President		Attn: Vice President

Telephone: (765) 497-3355	Telephone: (386) 462-6800
Telefax: (765) 497-2361	Telefax: (386) 462-6801

B.	All orders, notices, approvals, and authorizations shall be reduced to writing and shall be personally served on an officer of the other party, sent to the other party via overnight delivery with a reputable overnight delivery service, or transmitted by telefax with a confirmation copy sent via overnight delivery with a reputable overnight delivery service. Notice shall be effective upon receipt or rejection by the receiving party.

ARTICLE XIII—Indemnification

A.	Distributor shall defend, indemnify and hold harmless Cook, its directors, officers, employees, agents and insurers, from and against any and all third party demands, actions, defense of actions, causes of action (whether judicial, administrative or otherwise), losses, claims, damages, judgments, fees, expenses (including without limitation attorneys’ fees, interest, penalties, investigative expenses and court costs) and liabilities (“Claims”) relating to, or caused by, or arising out of or in connection with any one or more of the following:

(i)	any statutory laws or regulations or judicial orders or determinations of any country or government subdivision within the Territory or otherwise requiring compensation for severance, disability, or social security payments, or providing for payment or any other compensation to Distributor, its past or present employees, sub-distributors or subrepresentatives or any party associated therewith, as a result of the expiration or termination of this Agreement or any sub-distributor agreement;

(ii)	any breach by Distributor of its material obligations, representations, warranties set forth in this Agreement;

(iii)	any adulteration of the Product supplied hereunder while in Distributor’s possession;

(iv)	the negligence or willful misconduct of Distributor or its Affiliates or sub-distributors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement; or

(v)	any knowing infringement or misappropriation by Distributor of third party intellectual property rights with respect to the importation, or distribution or sale (other than a simple sale by one of Distributor’s employee sales representatives personally selling to a end-user customer) of the Product in the Field in the Territory.

B.	Cook shall defend, indemnify and hold harmless Distributor, its directors, officers, employees, agents and insurers, from and against any and all Claims relating to, or caused by, or arising out of or in connection with, without limitation, any one or more of the following:

(i)	any breach by Cook of its material obligations, representations or warranties set forth in this Agreement;

(ii)

the failure of the Product provided hereunder to conform to the Specifications or to be manufactured in compliance with the Specifications or any applicable laws, including, but not limited to, cGMPs, provided, that such defect or failure did not arise or result from the improper use, storage, handling of such Product by Distributor;

(iii)	any adulteration of the Product supplied hereunder while in Cook’s possession;

(iv)	any knowing infringement or misappropriation by Cook of any third party intellectual property rights with respect to the manufacture of the ECM technology or SIS technology itself or SIS technology itself or importation, distribution, use or sale of the ECM technology or SIS technology itself, or Cook packaging to the extent such packaging is not specified or supplied by Distributor; or

(v)	the negligence or willful misconduct of Cook or its Affiliates or third party manufacturers or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement.

provided, however, that the foregoing indemnification obligations shall not apply to the extent that such Claims are caused by action or omission to act of Distributor for which Distributor is required to indemnify Cook under Section XIII(B).

ARTICLE XIV—Miscellaneous

A.	Waiver. The failure to enforce any provision of this Agreement shall not be construed as a waiver or limitation of the right to subsequently enforce every provision of this Agreement.

B.	Amendments. No amendment, modification, or addition to this Agreement shall be binding on the parties unless reduced to writing and duly executed by Cook and Distributor.

C.	Assignments. Neither Cook nor Distributor may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, except pursuant to Article VIII. Notwithstanding the foregoing, either party, without the consent of the other party, may assign this Agreement and all of its rights or obligations hereunder to a successor or an Affiliate, or in connection with a merger or sale of all or substantially all of the stock or assets of such assigning party to which this Agreement pertains; provided, that such assignee shall be obligated in writing to assume all of the assignor’s obligations hereunder; provided that Distributor may not assign this Agreement, or its rights or obligations hereunder, to Boston Scientific or any of Boston Scientific’s affiliates.

D.	Force Majeure. Neither Cook nor Distributor (except as specifically set forth in Article X(B), subparagraphs (iv), (viii) or (ix) shall be liable for any delay or default caused by force majeure, including, war, revolution, terrorism, rebellion, or riot; fire, flood, storm, or explosion; injunction; act of national government or supra-national agency; or accident of machinery provided the affected party uses every reasonable effort to correct or eliminate the cause preventing performance and to resume performance as soon as possible. The provisions of this Section shall not apply to obligations to pay any monetary amount owing under this Agreement except to the extent that Distributor owes any money to Cook for a failure by Distributor to purchase the Minimum Quantity as a result of Cook’s inability to supply the Product.

E.	Severability. Any provision of this Agreement prohibited by applicable law shall be ineffective to the extent of the prohibition but shall not affect the validity or enforceability of the remaining provisions.

F.	Governing Law. This Agreement shall be construed exclusively in accordance with the laws of the

State of Delaware, without regard to conflict of laws principles, and shall in no way be subject to the United Nations Convention on Contracts for the International Sale of Goods.

G.	No Agency. Distributor is an independent contractor and not an agent of Cook for any purpose. Neither party is granted any right or authority to expressly or impliedly assume or create any responsibility on behalf of the other party or bind the other party in any manner.

H.	Governing Language. All communications, evidences, reports, opinions and other documents delivered under this Agreement, unless submitted in the English language, shall be accompanied by one certified English translation for each copy of the foregoing so submitted, and the English version shall govern in the event of any conflict with the non-English version thereof.

I.	Joint Steering Committee. Cook and Distributor will form a joint steering committee (JSC) composed of up to three (3) persons from each party to oversee activities under this Agreement. The JSC shall serve in an advisory role and shall have no decision-making authority. The purpose of the JSC will be to facilitate open communication, collaboration and cooperation between the parties and to promote the prompt and reasonable resolution of issues or problems that may arise during the Term of this Agreement. The JSC shall meet quarterly during the Term of this Agreement (in person or by telephone) at such times and places as the parties shall mutually agree. Each party shall be responsible for all travel and related costs incurred by its representatives to attend meetings of, and otherwise participate on, the JSC. Each party shall notify the other party of its representatives on the JSC and shall be free to change its representatives at any time, in its discretion, on notice to the other party.

J.	Entire Agreement. This Agreement, Exhibit A and Exhibit B, which are hereby incorporated by reference, and any other document incorporated into this Agreement by reference shall constitute the entire Agreement between the parties as to the subject matter hereof and supersede all prior oral or written agreements as to such subject matter. No representations other than those contained herein are made by either party to the other.

Signature Page Follows

Each of the parties has caused this Agreement to be executed below by its duly authorized representative.

COOK BIOTECH INCORPORATED		AXOGEN, INC.

By:	/s/ Mark W. Bleyer	By:	/s/ Jamie M. Grooms
Printed:	Mark W. Bleyer	Printed:	Jamie M. Grooms
Title:	President & CEO	Title:	CEO
Date:	28 August 2008	Date:	September 8, 2008

Exhibit “A”

Purchase Price:

[**]

Minimum Quantities:

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

Exhibit “B”

Specifications*

Initial “Specifications” for Products delivered by Cook to Distributor are as follows*:

A [**] SIS shaped in an interrupted or uninterrupted cylindrical tube shape with an open lumen. The current 510(k) allows the device thickness to range from 100 to 1000 micrometers. The device will be available in diameters from [**]. The length of the device is between [**], allowing the physician to trim the device to length if needed.

The current 510(k) INTENDED USE statement is (subject to modification by the parties upon filing of any amendments to the 510k)) :

“intended for the repair of peripheral nerve discontinuities where gap closure can be achieved by flexion of the extremity. The device is supplied sterile and is intended for one-time use”

*”Specifications” shall be modified at the end of the Product Development Review Period not to exceed one-hundred-eighty (180) days from the Effective Date, as contemplated in Article V, Section F.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

Exhibit “C”

List any other countries that Cook and Distributor agree Cook will pursue regulatory approval for the Product